Exhibit 99.1

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

David Vander Zanden     Mary Kabacinski

President & CEO             Executive VP & CFO

(920) 882-5602                 (920) 882-5852

FOR IMMEDIATE RELEASE

TUESDAY, JUNE 3, 2003

SCHOOL SPECIALTY REPORTS FISCAL 2003 RESULTS

RECORD REVENUES AND EARNINGS

Highlights

•	Net income grows 82 percent to $40 million
•	Operating margin expands 240 basis points
•	Agreement to acquire Select Agendas signed
•	New bank agreement completed

Greenville, WI, June 3, 2003 – School Specialty, Inc. (NASDAQ:SCHS), the largest direct marketer of supplemental educational products to schools and teachers for pre-kindergarten through twelfth grade, today reported record revenues of $870.0 million for fiscal 2003, a 13.4 percent increase over last year’s record performance. Net income grew 81.8 percent to $39.6 million, a $17.8 million increase over fiscal 2002. Fiscal 2003 fourth quarter revenues increased $10.5 million to $144.1 million, a 7.9 percent increase over fiscal 2002’s fourth quarter. Net loss per share improved 10.3 percent from $0.29 net loss per share in fiscal 2002 to $0.26 net loss per share in fiscal 2003’s seasonally light fourth quarter.

“In addition to strong financial performance, our associates continue to take market share with solid execution in a difficult funding environment,” said David Vander Zanden, President and Chief Executive Officer. “On behalf of all our associates, we are very proud to deliver these record results to our shareholders,” he added.

Fiscal 2003’s Record Financial Performance

Net income for fiscal 2003 was $39.6 million, an increase of 81.8 percent over fiscal 2002’s net income of $21.8 million. Diluted earnings per share was $1.94 as compared to $1.17, on 23.4 million and 18.6 million diluted shares outstanding, respectively. The increase in diluted share count in fiscal 2003 is primarily due to the $149.5 million convertible debt offering which was funded at the beginning of fiscal 2002’s second quarter and was not dilutive to fiscal 2002. Revenues increased 13.4 percent to $870.0 million in fiscal 2003 from $767.4 million in fiscal 2002. The increase in revenues was driven primarily by acquired businesses. Gross margin expanded 280 basis points

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from 38.3 percent of revenues in fiscal 2002 to 41.1 percent of revenues in fiscal 2003, driven by a 380 basis point improvement in the specialty business and a 30 basis point improvement in the traditional business. Specialty business gross margin expansion was driven by the inclusion of acquired businesses and successful pricing initiatives in core businesses. Traditional gross margin benefited from improved consumable pricing and reduced product cost.

Selling, general and administrative expenses (“SG&A”) as a percent of revenues increased 50 basis points to 31.3 percent of revenues in fiscal 2003 as compared to 30.8 percent of revenues in fiscal 2002. The increase was primarily due to a shift in mix to specialty businesses, which generally have higher marketing and selling expenses than the traditional businesses. Specialty businesses represented 46 percent of revenues in fiscal 2003 as compared with 37 percent of revenues in fiscal 2002. Earnings before taxes, interest and other, depreciation and amortization (“EBITDA”) grew 47.6 percent to $101.5 million for fiscal 2003 from $68.7 million in fiscal 2002. Increase in EBITDA was driven by the inclusion of Premier Agendas for a full year and improved performance from core specialty businesses.

“We are pleased to have successfully attained the goal we established five years ago of $100 million in EBITDA,” said David Vander Zanden. “With proprietary product mix as the number one driver, we have increased our EBITDA margin over our five year public life from 7 percent to nearly 12 percent, well on our way to our new goal of 15 percent. Revenue growth, product mix, purchasing power and infrastructure rationalization will continue to enhance the quality of earnings.”

Fourth Quarter Results

Net loss for fiscal 2003’s seasonally slow fourth quarter was $4.9 million as compared to $5.2 million in the year ago quarter. Revenues were $144.1 million, a 7.9 percent increase over fiscal 2002 fourth quarter revenues of $133.6 million. Increase in revenues was primarily due to revenues from acquired businesses. Gross margin expanded 170 basis points from 40.5 percent to 42.2 percent. Gross margin expansion was driven by product mix and successful pricing initiatives. SG&A increased $6.5 million, or 11.3 percent to $63.9 million, driven primarily by the inclusion of acquired operations and expenses related to new initiatives.

During fiscal 2003’s fourth quarter School Specialty signed a three-year $250 million credit agreement with its lending banks. Terms and conditions are set forth in the document filed with the Securities and Exchange Commission on School Specialty’s Form 8-K, dated May 2, 2003.

Agreement to Acquire Select Agendas

School Specialty also announced an agreement to acquire Select Agendas, Premier’s largest competitor. Select Agendas, a Canadian-based company, sells 2.5 million agendas annually. The transaction will be accounted for as a stock purchase with a price of approximately $11 million, subject to adjustment for earnings performance through September 2003. The transaction is expected to close in June.

“Select is an excellent addition to our agenda product line,” said David Vander Zanden. “The agenda content focuses on organizational skills and character building for students in K-12. Select’s market penetration in Canada, specifically Quebec, and its market share on the East Coast in the United States, strengthens and complements Premier Agendas’ dominant market position. The combination of these two companies will lead to additional margin enhancements for this segment of our business. We now sell approximately 27 million student agendas in the United States and Canada, with a K-12 market share exceeding 44 percent and 70 percent, respectively. In

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addition we will add new products to our line from Select, including a French agenda. Select is located in Quebec, and will allow all our Specialty Companies to enter that market through the Select platform.”

Outlook

“We remain focused on market penetration in the current uncertain state funding environment. We launched several new initiatives earlier in 2003, including expansion of our markets into Canada and large regional and national day care centers and chains, as well as new catalogs, including our new teacher’s catalog offered through the traditional segment,” said Vander Zanden.

“We are satisfied with the level of incoming orders in the early stages of our selling season, which reflect well on our new initiatives,” he added. “With the accretive acquisitions of Sunburst in February and Select in May, we are increasing our guidance for fiscal 2004 to a revenues range of $910 to $930 million, representing growth of 5 to 7 percent over fiscal 2003 revenues, and diluted EPS of $2.18 to $2.28, representing growth of 12 to 18 percent over fiscal 2003 diluted EPS.”

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2003 fourth quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty, Inc., the “Educator’s Marketplace,” is the largest direct marketer of supplemental educational products to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States and Canada. The company mails over 40 million catalogs annually to customers, and serves its customers through approximately 2,500 employees, including over 500 salespeople. School Specialty has a unique approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company’s nine specialty brands—ClassroomDirect, Childcraft, ABC School Supply, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher’s Video, Premier Agendas and Sportime—serve teachers and curriculum specialists with proprietary product offerings. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2002 and other documents filed with the Securities and Exchange Commission.

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School Specialty, Inc. Consolidated Statements of Operations (In thousands, except per share amounts) Unaudited
	Three Months Ended		Fiscal Year Ended
	April 26, 2003	April 27, 2002	April 26, 2003	April 27, 2002
Revenues	$144,050	$133,564	$870,030	$767,387
Cost of revenues	83,302	79,458	512,167	473,407

Gross profit	60,748	54,106	357,863	293,980
Selling, general and administrative expenses	63,929	57,437	271,916	236,436

Operating income (loss)	(3,181)	(3,331)	85,947	57,544
Interest expense and other	4,917	5,344	19,910	21,244

Income (loss) before provision for (benefit from) income taxes	(8,098)	(8,675)	66,037	36,300
Provision for (benefit from) income taxes	(3,243)	(3,471)	26,447	14,521

Net income (loss)	$(4,855)	$(5,204)	$39,590	$21,779

Weighted average shares outstanding:
Basic	18,430	18,024	18,324	17,917
Diluted	18,430	18,024	23,378	18,633
Per share amounts:
Basic	$(0.26)	$(0.29)	$2.16	$1.22
Diluted	$(0.26)	$(0.29)	$1.94	$1.17
Earnings before interest and other, taxes, depreciation and amortization (EBITDA) reconciliation:
Operating income (loss)	$(3,181)	$(3,331)	$85,947	$57,544
Add: Depreciation and amortization expense	4,091	3,322	15,521	11,198

EBITDA	$910	$(9)	$101,468	$68,742

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

Unaudited

	April 26, 2003	April 27, 2002
Assets
Cash and cash equivalents	$2,389	$6,123
Accounts receivable	48,533	34,356
Inventories	109,419	98,148
Prepaid expenses and other current assets	27,436	26,360
Deferred taxes	4,324	7,341

Total current assets	192,101	172,328
Property and equipment, net	63,969	67,083
Goodwill and other intangible assets, net	474,312	426,403
Other	5,953	7,828

Total assets	$736,335	$673,642

Liabilities and Shareholders’ Equity
Current maturities—long-term debt	$512	$4,471
Accounts payable	57,355	47,097
Other current liabilities	35,625	42,173

Total current liabilities	93,492	93,741
Long-term debt	292,844	285,592
Deferred taxes	28,546	23,139

Total liabilities	414,882	402,472
Shareholders’ equity	321,453	271,170

Total liabilities & shareholders’ equity	$736,335	$673,642

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Fiscal Year Ended
	April 26, 2003	April 27, 2002
Cash flows from operating activities:
Net income	$39,590	$21,779
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	15,521	11,198
Amortization of debt fees and other	3,027	2,410
Deferred taxes	8,222	8,335
Restructuring related payments	(356)	(1,650)
Loss on disposal or impairment of property, equipment and business disposition	1,122	1,397
Net repurchases under accounts receivable securitization facility	(4,000)	—
Loss on sale of available-for-sale securities	—	329
Loss on impairment of investment	—	1,657
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations accounted for under the purchase method):
Accounts receivable	2,101	12,472
Inventories	2,260	5,195
Prepaid expenses and other current assets	3,477	7,404
Accounts payable	2,845	(12,024)
Accrued liabilities	(11,783)	17,111

Net cash provided by operating activities	62,026	75,613

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(55,843)	(162,248)
Additions to property and equipment	(11,305)	(12,110)
Proceeds from disposal of property, equipment and business disposition	655	2,835
Proceeds from sale of available-for-sale securities and note receivable	—	10,687

Net cash used in investing activities	(66,493)	(160,836)

Cash flows from financing activities:
Proceeds from bank borrowings	247,200	259,800
Repayment of debt and capital leases	(251,339)	(324,112)
Proceeds from convertible debt offering	—	149,500
Payment of debt fees and other	(1,573)	(5,399)
Proceeds from exercise of stock options	6,445	5,869

Net cash provided by financing activities	733	85,658

Net (decrease) increase in cash and cash equivalents	(3,734)	435
Cash and cash equivalents, beginning of period	6,123	5,688

Cash and cash equivalents, end of period	$2,389	$6,123

Free cash flow reconciliation:
Net cash provided by operating activities	$62,026	$75,613
Additions to property and equipment	(11,305)	(12,110)
Net repurchases under accounts receivable securitization facility	4,000	—

Free cash flow	$54,721	$63,503

School Specialty, Inc.

Segment Analysis—Revenues and Gross Profit/Margin Analysis

4th Quarter, Fiscal 2003

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	4Q03-QTD	4Q02-QTD	Change $	Change %	4Q03-QTD	4Q02-QTD
Revenues
Traditional	$ 75,352	$ 73,686	$ 1,666	2.3%	52.3%	55.2%
Specialty	68,698	59,878	8,820	14.7%	47.7%	44.8%

Total Revenues	$144,050	$133,564	$10,486	7.9%	100.0%	100.0%

					% of Gross Profit
	4Q03-QTD	4Q02-QTD	Change $	Change %	4Q03-QTD	4Q02-QTD
Gross Profit
Traditional	$27,491	$26,127	$1,364	5.2%	45.3%	48.3%
Specialty	33,257	27,979	5,278	18.9%	54.7%	51.7%

Total Gross Profit	$60,748	$54,106	$6,642	12.3%	100.0%	100.0%

Segment Gross Margin Summary-QTD
	4Q03-QTD	4Q02-QTD
Gross Margin
Traditional	36.5%	35.5%
Specialty	48.4%	46.7%

Total Gross Margin	42.2%	40.5%

Segment Revenues and Gross Profit/Margin Analysis-Fiscal 2003 and Fiscal 2002

					% of Revenue
	2003	2002	Change $	Change %	2003	2002
Revenues
Traditional	$472,459	$480,922	$(8,463)	-1.8%	54.3%	62.7%
Specialty	397,571	286,465	111,106	38.8%	45.7%	37.3%

Total Revenues	$870,030	$767,387	$102,643	13.4%	100.0%	100.0%

					% of Gross Profit
	2003	2002	Change $	Change %	2003	2002
Gross Profit
Traditional	$161,597	$163,224	$(1,627)	-1.0%	45.2%	55.5%
Specialty	196,266	130,756	65,510	50.1%	54.8%	44.5%

Total Gross Profit	$357,863	$293,980	$63,883	21.7%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	2003	2002
Gross Margin
Traditional	34.2%	33.9%
Specialty	49.4%	45.6%

Total Gross Margin	41.1%	38.3%